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                                                                      EXHIBIT 19

                                                            Emerson contact:
                                                            William K. Anderson
                                                            or Carter L. Dunkin
                                                            314-982-1700

                                                            Daniel contact:
                                                            Sean P. O'Neill
                                                            713-827-3892


FOR IMMEDIATE RELEASE


                EMERSON ELECTRIC CO. AND DANIEL INDUSTRIES, INC.
                    ANNOUNCE EXPIRATION OF HSR WAITING PERIOD

         ST. LOUIS, June 4, 1999 -- Emerson Electric Co. (NYSE:EMR) and Daniel Industries, Inc. (NYSE:DAN) announced today that the 15-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of shares of common stock, par value $1.25 per share, of Daniel Industries, Inc. by Emersub LXXIV, Inc., a wholly owned subsidiary of Emerson Electric, pursuant to the tender offer commenced on May 18, 1999, expired on June 3, 1999.

         As previously announced, the offer and withdrawal rights under Emersub's tender offer will expire at 12:00 midnight, New York City time, on Tuesday, June 15, 1999, unless the offer is extended.

         Emerson Electric, based in St. Louis, is a global manufacturer with market and technology leadership in the areas of process control, industrial automation, electronics, HVAC, appliance components, electric motors, tools and storage products. Fiscal 1998 sales totaled $13.4 billion.

         Daniel Industries is an international leader in fluid measurement and flow control products and services for the oil and gas industry. Daniel provides a wide variety of flowmeters, valves, actuators, control systems and engineered solutions, primarily for producers, transporters, refiners and processors of oil and natural gas. The company reported revenues of $283.2 million in 1998.